Loan Contract for Short-term

The borrower（the Party A）：Chongqing CAT9 Internet Modern Agriculture Co., Ltd

The lender（the Party B）：Chongqing CAT9 Industrial Co., Ltd

Both parties agree the following loan agreements for short-term according to the principal of equality, voluntariness, and honest:

1：Loan amount and termination:

According to negotiation of both parties, Party B lends 1,000,000 yuan to Party A (this is transferred on 13th,July).

The termination of this contract: from 13th of July,2017 to 31st of July, 2017.

2：Interest and its rate

According to the negotiation of both parties, the loan is with interest and the is calculated as 4.38 according to the annual interest of bank for the same period. Party A shall pay the interest and loan according to the actual date for returning money.

Party A：Chongqing CAT9 Internet Modern Agriculture Co.,Ltd

Party B：Chongqing CAT9 Industrial Co., Ltd

Date：13th of July,2017 Date：13th of July,2017

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